Exhibit 4.23

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This UNCERTIFICATED SECURITIES CONTROL AGREEMENT (this “Agreement”) dated as of February 9, 2012, among DryShips Inc., a Marshall Islands corporation (the “Grantor”), HSH Nordbank AG as Security Trustee (the “Secured Party”), and Ocean Rig UDW Inc., a Marshall Islands corporation, as issuer (the “Issuer”).

PRELIMINARY STATEMENTS:

(1) The Grantor and the Secured Party have entered into a Pledge and Security Agreement, dated as of February 9,2012 (the “Pledge Agreement”) pursuant to which the Grantor has granted the Secured Party a security interest (the “Security Interest”) in 10,000,000 uncertificated shares of the Issuer that are beneficially owned and owned of record by the Grantor and maintained on the Issuer’s books by American Stock Transfer & Trust Company, LLC as transfer agent for and on behalf of the Issuer (the “Pledged Shares”).

(2) The Grantor, the Secured Party and the Issuer are entering into this Agreement to provide for the control of the Pledged Shares.

(3) Terms defined in Articles 8 or 9 of the Uniform Commercial Code in effect in the State of New York (the “Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9. Except in respect of the foregoing, terms used but not defined herein shall have the meanings given to such terms in the Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

Section 1. The Pledged Shares. The Grantor and the Issuer represent and warrant to, and agree with, the Secured Party that:

(a) The Pledged Shares are uncertificated securities. The Issuer is the issuer of the Pledged Shares. The Grantor is the record holder and beneficial owner of the Pledged Shares.

(b) The Grantor and the Issuer do not know of any lien on, claim to, interest in or restriction on transfer of (other than pursuant to applicable securities laws) the Pledged Shares except for claims and interests of the parties referred to in this Agreement.

(c) For purposes of Section 8-110(d) of the Uniform Commercial Code, the jurisdiction of the Issuer in relation to the Pledged Shares shall be the State of New York.

Section 2. Control by Secured Party. Except as otherwise provided in Section 3 hereof, the Issuer will comply with all instructions originated by the Secured Party directing it to transfer or redeem Pledged Shares (each an “Instruction”) and all other directions originated by the Secured Party concerning the Pledged Shares (including, without limitation, directions to distribute to the Secured Party proceeds of any such transfer or redemption or interest or dividends on the Pledged Shares) originated by the Secured Party, all without further consent by the Grantor or any other Person.

Section 3. Grantor’s Rights in respect of the Pledged Shares. (a) Except as otherwise provided in this Section 3, the Issuer will comply with Instructions originated by the Grantor without further consent by the Secured Party.

(b) Until the Issuer receives a notice from the Secured Party in substantially the form of Exhibit A (a “Notice of Exclusive Control”), the Issuer may, without further consent by the Secured Party, (i) comply with Instructions and other directions concerning the Pledged Shares originated by the Grantor, and (ii) distribute to the Grantor all interest and regular cash dividends on the Pledged Shares; provided, however, that in no event shall the Issuer comply with any Instructions or directions from or on behalf of the Grantor that would result in the Grantor ceasing to be the owner beneficially and of record of the Pledged Shares.

(c) After the Issuer receives a Notice of Exclusive Control, the Issuer will not comply with any Instruction originated by the Grantor.

(d) If the Issuer receives from the Secured Party a Notice of Exclusive Control, the Issuer will cease:

(i) complying with Instructions or other directions concerning Pledged Shares; and

(ii) distributing to the Grantor interest and dividends on the Pledged Shares.

Section 4. Priority of Secured Party’s Security Interest. (a) The Issuer subordinates in favor of the Secured Party any security interest, lien, or right of setoff it may have, now or in the future, against the Pledged Shares.

(b) The Issuer will not agree with any Person not party to this Agreement that the Issuer will comply with Instructions originated by such Person.

Section 5. Notices of Adverse Claims. When the Issuer knows of any claim or interest in the Pledged Shares other than the claims and interests of the parties to this Agreement, the Issuer will promptly notify the Secured Party and the Grantor of such claim or interest.

Section 6. The Issuer’s Responsibility. (a) The Issuer will not be liable to the Secured Party for complying with Instructions or other directions concerning the Pledged Shares from the Grantor that are received by the Issuer before the Issuer receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

(b) The Issuer will not be liable to the Grantor or the Secured Party for complying with a Notice of Exclusive Control or with an Instruction or other direction concerning the Pledged Shares originated by the Secured Party even if the Grantor notifies the Issuer that the Secured Party is not legally entitled to issue the Notice of Exclusive Control or Instruction or other direction unless the Issuer does not comply with the terms and conditions of this Agreement or takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Issuer except for those expressly set forth in this Agreement. In particular, the Issuer need not investigate whether the Secured Party is entitled under the Secured Party’s agreements with the Grantor to give an Instruction or other direction concerning the Pledged Shares or a Notice of Exclusive Control. The Issuer may rely on notices and communications it believes given by the appropriate party.

(d) Compliance by the Issuer with its standard procedures for the services it is providing hereunder shall be deemed to be the exercise by it of ordinary care. In no event shall Issuer be liable for any lost profits or for any indirect, special, consequential or punitive damages even if advised of the possibility or likelihood of such damages.

(e) If at any time: (i) the Grantor becomes subject to a voluntary or involuntary bankruptcy, reorganization, receivership or similar proceeding, or (ii) the Issuer is served with legal process which it in good faith believes prohibits the transfer, redemption or disbursement of the Pledged Shares, then the Issuer shall have the right (A) to place a hold on the Pledged Shares until such time as it receives an appropriate court order or other assurance satisfactory to it as to the disposition of the Pledged Shares, or (B) to commence, at the Grantor’s expense, an interpleader action in any competent Federal or State court located in the State of New York, and otherwise to take no further action except in accordance with joint written instructions from the Grantor and the Secured Party or in accordance with the final order of a competent court, served on the Issuer.

Section 7. Indemnity. (a) The Grantor will indemnify the Issuer, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Issuer’s bad faith, gross negligence or willful misconduct.

(b) The Secured Party will indemnify the Issuer, its officers, directors, employees and agents against claims, liabilities and expenses arising out of any action taken by the Issuer at the direction of the Secured Party given or purportedly given pursuant to this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Issuer’s bad faith, gross negligence or willful misconduct.

Section 8. Termination: Survival. (a) The Secured Party may terminate this Agreement by notice to the Issuer and the Grantor. If the Secured Party notifies the Issuer that the Security Interest has terminated, this Agreement will immediately terminate. Upon termination of the Pledge Agreement in accordance with its terms, the Secured Party shall promptly notify the Issuer that the Security Interest has terminated.

(b) Unless the Issuer has received a Notice of Exclusive Control, this Agreement shall terminate automatically at 11:59PM, New York time, on March 31, 2012.

(c) Sections 6 and 7 will survive termination of this Agreement.

Section 9. Governing Law. This Agreement will be governed by the law of the State of New York.

Section 10. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.

Section 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

Section 12. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Instructions may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.

Section 13. Binding Effect. This Agreement shall become effective when it shall have been executed by the Grantor, the Secured Party and the Issuer, and thereafter shall be binding upon and inure to the benefit of the Grantor, the Secured Party and the Issuer and their respective successors and assigns.

Section 14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HSH NORDBANK AG		Gerhart-Hauptmann-Platz 50
D-20095 Hamburg Germany
By	/s/ Vassiliki Georgopoulos	Facsimile: +(49) 40 33 33 34 118
Name:	Vassiliki Georgopoulos	Email: christian.bock@hsh-nordbank.com
Title:	Attorney-in-Fact	Attention: Shipping, Greek Clients

DRYSHIPS INC.		80 Kifissias Avenue
Marousi, Athens -15125 Greece
By	/s/ Dimitrios Glynos	Facsimile:+(30) 210 809 0575
Name:	Dimitrios Glynos	Email: finance@dryships.com
Title:	Attorney-in-Fact	Attention: Chief Financial Officer

OCEAN RIG UDW INC.		10 Skopa Street, Tribune House
2nd Floor, Office 202, CY 1075 Nicosia, Cyprus
By	/s/ Savvas Georghiades	Facsimile: +(357) 227 61542
Name:	Savvas Georghiades	Email: oceanrig@cytanet.com.cy
Title:	Director	Attention: Mr Savvas Georghiades

Acknowledged and agreed

on this 9 day of February, 2012:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

Exhibit A

Form of Notice of Exclusive Control

[Letterhead of Secured Party]

Note: If this notice is sent by fax, it must be addressed to [            ] with receipt confirmed by telephone, and the original mailed or delivered to the address set forth below.

Date:

To:	Ocean Rig UDW Inc.

10 Skopa Street, Tribune House

2nd Floor, Office 202, CY 1075

Nicosia, Cyprus

Attn: [                    ]

RE:	10,000,000 Shares held by DryShips, Inc.

Reference is made to the Uncertificated Securities Control Agreement dated             , 2012 among DryShips Inc., a Marshall Islands corporation (the “Grantor”), HSH Nordbank AG as Security Trustee (the “Secured Party”), and Ocean Rig UDW Inc., a Marshall Islands corporation, as issuer (the “Issuer”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth therein.

This is to notify the Issuer that the Pledged Shares are now under the exclusive control of the Secured Party. The Issuer is hereby instructed to cease complying with instructions given by or on behalf of the Grantor relating to the Pledged Shares, to cease distributing cash dividends earned on the Pledged Shares to the Grantor, and to refuse to accept any other instructions from the Grantor intended to exercise any authority with respect to the Pledged Shares unless instructed by the Secured Party.

The Secured Party warrants to the Issuer that this Notice of Exclusive Control is lawful and authorized by the Pledge Agreement between the Grantor and the Secured Party.

All future instructions on the Pledged Shares shall be given solely by any one of the authorized signatories set forth in the schedule below on behalf of the Secured Party, or any other signatory on behalf of the Secured Party specified from time to time by any one of the authorized signatories set forth in the schedule below.

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By.
Name:
Title:

Schedule to Notice of Exclusive Control

Authorized Signatories

Name of Authorized Signatory	Title	Specimen Signature